Exhibit 99.1

INFRAX SYSTEMS (IFXY) TO BUY BROADBAND HOLDINGS AND AFFILIATED ENTITIES

Infrax Continues Drive to Become Global Market Leader in Smart Grid and Wireless Broadband Markets

ST. PETERSBURG, FL--(January 06, 2011) – INFRAX SYSTEMS, Inc. (OTC BB: IFXY - News), a global provider of unified Smart Grid-related products and services for the Energy and Utility industries, announced today that it has entered into an agreement to acquire Broadband Holdings, Inc., and affiliate companies including Broadband Specialists, Inc., a privately-held, full-service engineering, and design firm.   BSI has recently been awarded contracts by The State of Texas, AT&T, and Time Warner Cable, as well as significant wind farm and rural fiber to the home (FTTH) initiatives.

Under the terms of the agreement, Infrax systems will acquire Broadband Holdings and all affiliates, including BSI’s 32,500 square foot headquarters and operations facility located on 9.23 acres, for approximately $8M in a combination of cash and Preferred stock, subject to a Lock Up and Leak Out agreement, at closing.  The final purchase price will be based on a third-party valuation of Broadband Holding’s business and holdings. Infrax will continue to support Broadband Holdings customer base and utilize their expertise in future smart grid deployment projects.

The BSI technical team’s multi-disciplined expertise will augment Infrax’s technical capabilities.  Management of the combined Companies will include executives and Board members from both organizations. Broadband Specialists’ 2009 revenues exceeded $8M, with forecasted 2010 broadband and alternative energy design and construction revenues expected to substantially exceed 2009 revenues, on a standalone basis and has an over $30M backlog of committed infrastructure contracts for 2011 and beyond. Infrax anticipates significant revenue growth as a result of adding BSI’s design and installation capabilities to our Secure Intelligent Energy Platform.

“All the employees and management at BSI are excited about the strategic timing of the combining of our two entities. Combining the power and skills of the BSI broadband, utility,  renewable energy, and smart grid deployment service team offerings with the metering, demand response and distribution automation applications Infrax has perfected for end users will bring true value and dynamic growth opportunities, impressive margins and what we believe will be very rewarding shareholder returns during the most aggressive period of infrastructure deployment and improvements this nation has witnessed in the past century” said Gerry Locke, CEO of BSI.

Broadband Specialists is a fifty-five employee full-service network construction firm providing complete design, engineering and electrical collection grid construction, as well as underground and aerial communications and control systems installation for utilities and large commercial wind and solar plant developments (distributed power generation). Additionally, BSI provides cabling and technical services to major telephone companies, rural telephone companies, cooperatives and cable companies.

“BSI’s complete range of Inside Plant (ISP) and Outside Plant (OSP) services makes them an excellent choice to enhance Infrax’s Smart Grid solutions. With BSI, Infrax can offer end to end solutions to our utility customers including secure wireless and fiber deployments for metering, demand response, distributed power generation and distribution automation applications” said Paul J. Aiello, CEO of Infrax Systems. “Their expertise implementing wireless backhaul solutions also enhances the fit between our companies. BSI has installed fiber to over 300 wireless towers in the past few years in support of 4G roll outs.”

How does this acquisition affect Infrax Systems and what it means to our shareholders;

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Revenues – BSI’s acquisition will add an estimated, $30M in revenue to Infrax systems’ topline revenue over the next two years, which does not includes the Smart Grid and the Wireless Broadband revenue contributions.

-	Shareholder Equity – BSI’s acquisition will add, an estimated, $6M in shareholder equity to our balance sheet at closing, subject to the final review of our accounting firm.

-	Human Resources – BSI’s acquisition will add fifty-five employees to our current staff of 12.

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Product Offerings - With BSI, Infrax can truly offer end to end solutions to our utility customers including secure wireless and fiber deployments for metering, demand response, distributed power generation systems and distribution automation applications.

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Broader Revenue Opportunities – This acquisition will allow combined Companies to target revenue opportunities upgrading America’s aging infrastructure. The market for BSI’s services can be compared to the original build outs of the electrical grid, telephone systems and the networks of interstate highways in the 1950’s and 1960’s. America’s existing electrical, gas and water lines are aging. According to the Energy Information Administration, or “EIA”, the electric utility market is one of the largest industries in North America.  Globally the industry is expected to spend close to $10 trillion by 2030 to upgrade and effectuate Smart Grid technologies.  In the U.S., the Federal Government forecasts that the total amount of private and public funds that will be invested in smart grid projects through a stimulus program will be $8.1 billion.

As part of the transaction, Infrax has engaged Source Capital Group, Inc. (www.sourcegrp.com), a boutique investment bank headquartered in Westport, CT with expertise in micro-cap growth companies in the Utility and Communications markets.  According to SCG Managing Director, Investment Banking, Vik Grover, CFA, “The combination of Infrax and BSI should create a force in the Utility Infrastructure and Smart Grid market, as the two companies build on their existing relationships and capabilities. They will be incredibly well positioned to take advantage of the pent up demand for upgrading America’s communications, utility and transportation infrastructure, which together are receiving hundreds of billions of stimulus funding from the federal government over the next several years. This transaction is one more step in a series of transactions that should position Infrax as a market leading provider of one-stop shop Smart Grid and Broadband Solutions in the U.S. and abroad.”

The acquisition is expected to close within 60 days after the completion of due diligence.  Additional financial details of the transaction will be disclosed with the completion of the acquisition or when available.

About Broadband Specialists, Inc.

Broadband Specialists Inc. (BSI) is a minority owned, privately held, full service Telecommunications Industry construction firm, with our corporate offices located in the Dallas/Ft. Worth Metroplex, the nation’s 4th largest market. Since our founding in 1992, BSI has provided aerial and underground cabling and technical services to telephone, cable and broadband service providers in rural and urban markets in 12 States. Operating as Locke Electronics from 1978 to 1992, BSI provided the same services in Indiana, Ohio, Kentucky, New York, Florida, Tennessee and Texas. BSI specializes in the design, construction, splicing, activation, testing and maintenance of Hybrid Fiber-Coaxial (HFC) Systems, Fiber to the Home (FTTH) construction, middle mile and long haul Fiber Optics Networks.

BSI is skilled in the design and deployment of voice, data and video networks, specializing in the outside plant construction. In addition, BSI has designed and installed the electrical and data monitoring network for several alternative energy and wind farm networks in Texas and Oklahoma. BSI believes in the future of smart grid technology and the deployments of smart grid distribution automation (DA) and automated metering infrastructure (AMI). BSI provides consulting services such as telemedicine, distance learning, network architecture, NG911, construction, public and government relations, project management and job costing. BSI will offer a turnkey solution, or a-la-carte construction and technical services from the network design phase through proof of performance and system certification. BSI offer permitting, right of way acquisition, locating, auditing and other support related services.

For Broadband Specialists information, visit www.bsicable.com

About INFRAX Systems

Infrax Systems offers a series of interrelated operational management, communications, and grid security related products and services known as Secure Intelligent Energy Platform (SIEP). Our products enable a comprehensive and unified solution for communications and applications management of the Smart Grid. SIEP™ incorporates a wide array of communications, security, device and data management tools for Smart Grid applications such as advanced metering solutions and grid optimization. SIEP platform creates a unified solution to securely manage Advanced Metering Infrastructure (AMI) and distribution automation. Infrax's secure smart grid platform, incorporates a communications transport and management system, (Grid Mesh™), device and data security management, and ultimately secures intelligent endpoint devices (SIED). The secure management of the "last mile" backhaul will be necessary for utilities to implement Smart Grid applications including AMI, real-time pricing, Demand Side Management (DSM), Distribution Monitoring and Automation. When combined, these applications can offer economic, operational and environmental benefits for utilities, and ultimately the utility's customers.

For INFRAX Systems information, contact Investors@Infraxinc.com or visit www.infraxinc.com.

Forward-Looking Statements
This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:

Media Contact:
Infrax Systems, Inc.
investors@infraxinc.com
727-498-8514
Source: Infrax Systems, Inc.